Exhibit 3.26

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION

OF

Hexion CI Holding Company (China) LLC

Pursuant to Title 6, Section 18-202 of the Delaware Limited Liability Company Act, Hexion CI Holding Company (China) LLC (the “company”), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:

1. The name of the limited liability company is Hexion CI Holding Company (China) LLC.

2. The certificate of formation of the company is hereby amended to be Momentive CI Holding Company (China) LLC.

IN WITNESS WHEREOF, the Company has caused this certificate to be signed by an authorized person on this 16th day of November, 2010.

Managing Member Lawter International Inc.

By:	/s/ Ellen German Berndt
Ellen German Berndt
Vice President & Secretary